Exhibit 99.1
Enterprise Reports Results for Fourth Quarter 2023

Houston, Texas (Thursday, February 1, 2024) – Enterprise Products Partners L.P. (“Enterprise”) (NYSE: EPD) today announced its financial results for the three months and year ended December 31, 2023.

Fourth Quarter and Year End 2023 Financial Highlights
	Three Months Ended December 31,		Year Ended December 31,
($ in millions, except per unit amounts)	2023	2022	2023	2022
Operating income	$1,921	$1,765	$6,929	$6,907
Net income	$1,602	$1,452	$5,657	$5,615
Fully diluted earnings per common unit	$0.72	$0.65	$2.52	$2.50
Total gross operating margin (1)	$2,548	$2,368	$9,395	$9,309
Adjusted EBITDA (1)	$2,499	$2,376	$9,318	$9,309
Adjusted CFFO (1)	$2,215	$2,097	$8,124	$8,093
Adjusted FCF (1)	$1,218	$1,407	$4,811	$2,983
DCF (1)	$2,059	$2,028	$7,601	$7,751
Operational DCF (1)	$2,024	$1,926	$7,538	$7,629

(1)
Total gross operating margin, adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”), Adjusted cash flow provided by operating activities (“Adjusted CFFO”), Adjusted Free Cash Flow (“Adjusted FCF”), Distributable Cash Flow (“DCF”) and Operational Distributable Cash Flow (“Operational DCF”) are non-generally accepted accounting principle (“non-GAAP”) financial measures that are defined and reconciled later in this press release.

Year End 2023 Results
Enterprise reported net income attributable to common unitholders of $5.5 billion, or $2.52 per common unit on a fully diluted basis, for 2023 compared to $5.5 billion, or $2.50 per common unit on a fully diluted basis, for 2022.

Operational DCF was $7.5 billion for 2023 compared to $7.6 billion for 2022.  DCF provided 1.7 times coverage of the distributions declared with respect to 2023.  Enterprise retained $3.2 billion of DCF in 2023 to reinvest in the partnership, repurchase partnership common units, and reduce debt.  Distributions declared with regard to 2023 increased 5.3 percent compared to those declared for 2022 and marked Enterprise’s 25th consecutive year of distribution growth.

Adjusted CFFO was $8.1 billion for both 2023 and 2022.  Adjusted FCF was $4.8 billion for 2023 compared to $3.0 billion for 2022.  For 2023, Enterprise’s payout ratio of declared distributions to common unitholders and partnership unit buybacks was 56 percent of Adjusted CFFO and 94 percent of Adjusted FCF for 2023.

“Enterprise’s 2023 earnings demonstrated the value and resiliency of our diversified, fee-based midstream businesses,” said Jim Teague, co-chief executive officer of Enterprise’s general partner.  “Despite significantly lower commodity prices and natural gas processing margins in 2023 compared to 2022, Enterprise generated comparable earnings per common unit on a fully diluted basis, Adjusted EBITDA, Adjusted CFFO and Operational DCF in 2023 to our record setting year in 2022.  During 2023, the partnership benefited from a 9 percent increase in total equivalent pipeline volumes to 12.2 million barrels per day, a 20 percent increase in marine terminal volumes to 2.1 million barrels per day, a 16 percent increase in NGL fractionation volumes to 1.6 million barrels per day, and a 13 percent increase in fee-based natural gas processing volumes to 5.8 million cubic feet per day.  We also benefited from another year of strong demand for octane in the international gasoline markets.  As we embark on a new year, we recognize and are grateful for the tireless effort and contribution of our employees that enabled us to achieve exemplary performance again in 2023.”

“During 2023, we completed construction on $3.5 billion of capital growth projects.  Our two new natural gas processing plants in the Permian Basin and 12th NGL fractionator in Chambers County, which we placed into service during the second half of 2023, were essentially full soon after operations began.  While construction of our PDH 2 facility was completed and commercial operations began in the third quarter, we incurred downtime to address process and mechanical issues and as a result this plant did not contribute significantly to earnings in 2023.  Most of these issues have been rectified and we expect higher utilization rates in 2024.  We begin 2024 with $6.8 billion of major organic growth projects under construction, of which $1.1 billion is for the Texas Western Products System and two natural gas processing plants in the Permian Basin, scheduled to be completed in 2024.  These projects provide visibility to new sources of cash flow for the partnership for this year and beyond,” stated Teague.

“The world is currently experiencing the most geopolitical volatility and uncertainty since World War II.  Financial markets have gone from a decade of essentially ‘free’ money to a period with one of the most rapid increases in interest rates in decades.  These actions have resulted in record amounts of government debt and deficits, and above-trend inflation exacerbated by the combination of a continuing flood of government stimulus and abnormally low unemployment due to demographic shifts in the workforce.  The United States, deficits and all, is arguably in the strongest position of any developed country.  The bedrock of this strength is our access to abundant natural resources, including energy.  Our energy security and low cost of energy supplies is the lubricant for our economic growth and prosperity.  It also underwrites our geopolitical strength.  We believe Enterprise’s asset footprint and financial strength will serve and facilitate the efforts of our customers who provide that energy security, economic development and U.S. jobs,” said Teague.

Fourth Quarter and Year End 2023 Volume Highlights
	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
NGL, crude oil, refined products & petrochemical pipeline volumes (million BPD)	7.8	6.9	7.3	6.7
Marine terminal volumes (million BPD)	2.3	1.7	2.1	1.7
Natural gas pipeline volumes (TBtus/d)	18.7	17.6	18.4	17.1
NGL fractionation volumes (million BPD)	1.6	1.3	1.6	1.3
Propylene plant production volumes (MBPD)	102	89	101	101
Fee-based natural gas processing volumes (Bcf/d)	6.2	5.4	5.8	5.2
Equity NGL-equivalent production volumes (MBPD)	185	173	175	182

As used in this press release, “NGL” means natural gas liquids, “LPG” means liquefied petroleum gas, “BPD” means barrels per day, “MBPD” means thousand barrels per day, “MMcf/d” means million cubic feet per day, “Bcf/d” means billion cubic feet per day, “BBtus/d” means billion British thermal units per day and “TBtus/d” means trillion British thermal units per day.

•
Gross operating margin, operating income and net income attributable to common unitholders for the fourth quarter of 2023 included $15 million of net non-cash, mark-to-market (“MTM”) gains on financial instruments used in our commodity hedging activities, compared to $32 million of net MTM losses for the fourth quarter of 2022.  For the years ended December 31, 2023 and 2022, the partnership had net MTM losses of $33 million and $78 million, respectively.

•
Enterprise increased its cash distribution 5.1 percent to $0.515 per common unit with respect to the fourth quarter of 2023, compared to the distribution declared with respect to the fourth quarter of 2022.  The distribution will be paid on February 14, 2024, to common unit holders of record as of the close of business on January 31, 2024.

•
DCF for the fourth quarter of 2023 was $2.1 billion, which provided 1.8 times coverage of the $0.515 per common unit cash distribution.  Enterprise retained $932 million of DCF in the fourth quarter of 2023.

•
Adjusted CFFO was $2.2 billion for the fourth quarter of 2023 compared to $2.1 billion for the fourth quarter of 2022.  Adjusted FCF was $1.2 billion for the fourth quarter of 2023 compared to $1.4 billion for the fourth quarter of 2022.

•
Capital investments were $1.0 billion in the fourth quarter of 2023, which included $823 million of growth capital expenditures, $65 million for the acquisition of the Wilson natural gas storage facility, which previously was under lease and $129 million of sustaining capital expenditures.  For the year ended December 31, 2023, capital investments were $3.3 billion, including $2.9 billion of growth capital expenditures and $413 million of sustaining capital expenditures.

•
Enterprise repurchased approximately $96 million of its common units on the open market in the fourth quarter of 2023, bringing the total amount of common unit buybacks to $187 million in 2023.  Including these purchases, the partnership has utilized 46 percent of its authorized $2.0 billion common unit buyback program.

“Enterprise finished 2023 with a strong fourth quarter,” said Teague.  “We handled record equivalent pipeline volumes of 12.7 million BPD, marine terminal volumes of 2.3 million BPD and NGL fractionation volumes of 1.6 million BPD.  Gross operating margin from these fee-based businesses, along with improved margins in our propylene and octane enhancement businesses more than offset weaker natural gas processing margins and resulted in record net income, total gross operating margin, Adjusted EBITDA and cash flow metrics.  We increased our cash distribution for the fourth quarter of 2023 by 5.1 percent compared to the same quarter in 2022, and DCF provided 1.8 times coverage of the distribution.”

Review of Fourth Quarter 2023 Results
Enterprise reported total gross operating margin of $2.5 billion for the fourth quarter of 2023 compared to $2.4 billion for the fourth quarter of 2022.  Below is a detailed review of each business segment’s performance for the fourth quarter of 2023.

NGL Pipelines & Services – Gross operating margin from the NGL Pipelines & Services segment was $1.4 billion for the fourth quarter of 2023 compared to $1.3 billion for the fourth quarter of 2022.

Gross operating margin from Enterprise’s natural gas processing and related NGL marketing business was $371 million for the fourth quarter of 2023 compared to $459 million for the fourth quarter of 2022.

Gross operating margin from NGL marketing activities decreased a net $56 million for the fourth quarter of 2023 compared to the fourth quarter of 2022, primarily due to lower average sales margins and sales volumes, partially offset by an increase in non-cash, MTM earnings.

The partnership’s Rocky Mountain gas processing facilities reported a net $17 million decrease in gross operating margin for the fourth quarter of 2023 compared to the fourth quarter of 2022, primarily due to lower average processing margins, including the impact of hedging activities, which more than offset the benefit associated with a 9 MBPD increase in equity NGL-equivalent volumes.

Enterprise’s gas processing facilities in the Permian reported an $8 million decrease in gross operating margin for the fourth quarter of 2023 compared to the fourth quarter of 2022, primarily due to higher utility and other operating costs and lower average processing margins, including the impact of hedging activities.  These decreases were partially offset by an increase in fee-based processing volumes, which increased 506 MMcf/d this quarter compared to the fourth quarter of 2022, primarily due to processing volumes from the partnership’s Poseidon and Mentone 2 natural gas processing plant, which were placed into service in July 2023 and October 2023, respectively.

Total fee-based natural gas processing volumes were a record 6.2 Bcf/d for the fourth quarter of 2023 compared to 5.4 Bcf/d for the fourth quarter of 2022.  Equity NGL-equivalent production volumes were 185 MBPD this quarter compared to 173 MBPD for the fourth quarter of 2022.

Gross operating margin from the partnership’s NGL pipelines and storage business increased $133 million, or 21 percent, to a record $779 million for the fourth quarter of 2023 compared to $646 million for the fourth quarter of 2022.  NGL pipeline transportation volumes increased to a record 4.3 million BPD in the fourth quarter of 2023 from 3.9 million BPD in the fourth quarter of 2022.  NGL marine terminal volumes increased 23 percent to a record 922 MBPD for the fourth quarter of 2023 from 751 MBPD in the same quarter of 2022.

Gross operating margin from the partnership’s eastern ethane pipelines, which includes the ATEX and Aegis pipelines, increased a combined $22 million for the fourth quarter of 2023 compared to the fourth quarter of 2022, primarily due to higher average transportation fees and a 41 MBPD increase in transportation volumes.

A number of Enterprise’s NGL pipelines,  including the Mid-America and Seminole NGL Pipeline Systems, Shin Oak NGL Pipeline and Chaparral NGL Pipeline, serve the Permian Basin and Rocky Mountain regions.  On a combined basis, these pipelines reported a $23 million increase in gross operating margin for the fourth quarter of 2023 compared to the fourth quarter of 2022, primarily due to higher average transportation fees and a 101 MBPD, net to our interest, increase in transportation volumes.

The Enterprise Hydrocarbons Terminal (“EHT”) had a $22 million increase in gross operating margin for the fourth quarter of 2023 compared to the fourth quarter of 2022, primarily due to a 126 MBPD increase in LPG export volumes and higher average loading fees.  The partnership’s Morgan’s Point Ethane Export Terminal reported a $15 million increase in gross operating margin, primarily attributable to a 45 MBPD increase in export volumes and higher average loading fees.  For the fourth quarter of 2023, the associated Houston Ship Channel Pipeline System reported a $13 million increase in gross operating margin, primarily due to a 174 MBPD increase in transportation volumes and higher average transportation fees compared to the fourth quarter of 2022.

Enterprise’s Chambers County storage facility reported a $15 million increase in gross operating margin for the fourth quarter of 2023 compared to the fourth quarter of 2022 primarily due to higher storage revenues.

Enterprise’s NGL fractionation business reported a $41 million increase in gross operating margin to $230 million for the fourth quarter of 2023 compared to $189 million for the fourth quarter of 2022.  Total NGL fractionation volumes were a record 1.6 million BPD in the fourth quarter of 2023 compared to 1.3 million BPD for the fourth quarter of 2022.

Gross operating margin from Enterprise’s NGL fractionation complex in Chambers County, Texas increased $38 million for the fourth quarter of 2023 compared to the same quarter in 2022, primarily due to a 229 MBPD, net to our interest, increase in fractionation volumes.  The increase in NGL fractionation volumes was primarily due to contributions from the 12th NGL fractionator at the complex, which began service in July 2023.

Crude Oil Pipelines & Services – Gross operating margin from the Crude Oil Pipelines & Services segment increased to $456 million for the fourth quarter of 2023 compared to $418 million for the fourth quarter of 2022.  Included in gross operating margin for the fourth quarter of 2023 and 2022 are non-cash, MTM gains of $22 million and $8 million, respectively.  Total crude oil pipeline transportation volumes increased to a record 2.6 million BPD, and total crude oil marine terminal volumes increased to a record 1 million BPD for the fourth quarter of 2023 compared to the same quarter of last year.

Enterprise’s Midland-to-ECHO Pipeline System, including related marketing activities, had a $34 million increase in gross operating margin for the fourth quarter of 2023 compared to the fourth quarter of 2022.  This increase was primarily due to a 160 MBPD, net to our interest, increase in transportation volumes and higher average transportation fees and related margins from marketing activities, partially offset by lower other revenues and higher operating costs.

Gross operating margin from our Texas in-basin crude oil pipelines, terminals and other marketing activities (excluding the results of our Midland-to-ECHO System and Seaway) increased a combined $9 million, primarily due to higher sales volumes, higher non-cash, MTM earnings and higher transportation revenues, partially offset by lower average sales margins.  Transportation volumes on these systems increased a combined 53 MBPD, net to our interest, for the fourth quarter of 2023 compared to the same quarter of 2022.

Natural Gas Pipelines & Services – Gross operating margin from the Natural Gas Pipelines & Services segment was $286 million for the fourth quarter of 2023 compared to $315 million for the fourth quarter of 2022.  Total natural gas transportation volumes increased 6 percent to a record 18.7 TBtus/d this quarter compared to 17.6 TBtus/d for the same quarter of 2022.

On a combined basis, gross operating margin from the partnership’s Jonah Gathering System, Piceance Basin Gathering System, and San Juan Gathering System in the Rocky Mountains decreased $14 million for the fourth quarter of 2023 compared to the fourth quarter of 2022, primarily due to lower average gathering fees and an aggregate 96 BBtus/d decrease in gathering volumes from these systems.

Gross operating margin from Enterprise’s natural gas marketing business decreased $39 million for the fourth quarter of 2023 compared to the same quarter of 2022, primarily due to lower average sales margins.

Enterprise’s Permian Basin natural gas gathering systems reported a combined $12 million increase in gross operating margin for the fourth quarter of 2023 compared to the fourth quarter of 2022.  The Delaware Basin Gathering System benefited from higher average gathering fees and a 178 BBtus/d increase in gathering volumes.  The Midland Basin Gathering System reported a 413 BBtus/d increase in gathering volumes.  Both systems had higher operating costs in the quarter compared to the same quarter in 2022.

Petrochemical & Refined Products Services – Gross operating margin for the Petrochemical & Refined Products Services segment increased 30 percent, or $100 million to  $439 million for the fourth quarter of 2023.  Total segment pipeline transportation volumes were 899 MBPD for the fourth quarter this year compared to 740 MBPD for the fourth quarter of 2022.  Total refined products and petrochemicals marine terminal volumes increased to 352 MBPD this quarter compared to 215 MBPD for the same quarter of 2022.

Gross operating margin from the partnership’s propylene production and related activities increased $66 million for the fourth quarter of 2023 compared to the fourth quarter of 2022.  Total propylene production volumes were 102 MBPD, net to our interest, this quarter compared to 89 MBPD, net to our interest, for the fourth quarter of 2022.  The increase in gross operating margin was primarily due to higher propylene sales volumes and average margins, and higher propylene processing revenues from Enterprise’s Chambers County propylene production facilities.  PDH 2 operated at an approximately 20 percent utilization rate during the fourth quarter of 2023 and contributed 5 MBPD of propylene production.

The partnership’s octane enhancement and related operations business reported a $15 million increase in gross operating margin for the fourth quarter of 2023 compared to the fourth quarter of 2022, primarily due to higher average sales margins as a result of the strong demand for octane in the international gasoline markets.

Enterprise’s refined products pipelines and related activities reported a $13 million increase in gross operating margin for the fourth quarter of 2023 compared to the fourth quarter of 2022.  Contributing to the quarterly increase in gross operating margin were higher average transportation fees and lower operating costs on Enterprise’s TE Products Pipeline System.  Overall, transportation volumes on our TE Products Pipeline System increased 98 MBPD for the fourth quarter of 2023 compared to the same quarter last year.  Also contributing to the quarterly increase in gross operating margin were higher storage and other revenues, and lower operating costs at Enterprise’s Beaumont marine terminals.  Partially offsetting these increases were lower sales volumes and average margins and lower earnings from MTM activity from refined products marketing activities.

Capitalization

Total debt principal outstanding at December 31, 2023 was $29.0 billion, including $2.3 billion of junior subordinated notes to which the nationally recognized debt rating agencies ascribe partial equity content.  At December 31, 2023, Enterprise had consolidated liquidity of approximately $3.9 billion, comprised of available borrowing capacity under its revolving credit facilities and unrestricted cash on hand.

Capital Investments

Total capital investments in the fourth quarter of 2023 were $1.0 billion, which included $129 million of sustaining capital expenditures and $65 million for the acquisition of the Wilson natural gas storage facility. For the year 2023, Enterprise’s capital investments totaled $3.3 billion, which included $413 million of sustaining capital expenditures.

Our current expectation for growth capital investments in 2024 is approximately $3.25 billion to $3.75 billion.  We estimate sustaining capital expenditures for 2024 will be approximately $550 million, which includes capital expenditures associated with scheduled turnarounds for our PDH 1 plant, iBDH facility, and high-purity isobutylene production facility.  These turnarounds typically do not occur annually, but rather in three-to-four-year cycles.

2023 K-1 Tax Packages

The timing of the availability of Enterprise’s K-1 tax packages for 2023 is dependent upon actions of the U.S. Congress and the Biden administration with regard to the passage, or not, of the recently proposed H.R. 7024 legislation that includes changes in tax law which would be applied retroactively to the 2023 tax year.  As currently written, certain provisions in H.R. 7024 would lower Enterprise’s taxable income for 2023 compared to existing tax law.  Barring any changes in tax law, Enterprise’s K-1 tax packages, including all information to fiduciaries for common units owned in tax exempt accounts, could be made available online through our website at www.enterpriseproducts.com on or before February 29, 2024 and the mailing of the tax packages would be completed by March 8, 2024.  Should Congress and the Biden administration’s consideration of H.R. 7024 impact this timeline,  we will issue a press release to update our investors on the timing of the availability of the K-1 tax packages.

Conference Call to Discuss Fourth Quarter 2023 Earnings

Today, Enterprise will host a conference call to discuss fourth quarter 2023 earnings.  The call will be broadcast live over the Internet beginning at 9:00 a.m. CT and may be accessed by visiting the partnership’s website at www.enterpriseproducts.com.

Use of Non-GAAP Financial Measures

This press release and accompanying schedules include the non-GAAP financial measures of total gross operating margin, Adjusted CFFO, FCF, Adjusted FCF, DCF, Operational DCF and Adjusted EBITDA.  The accompanying schedules provide definitions of these non-GAAP financial measures and reconciliations to their most directly comparable financial measure calculated and presented in accordance with GAAP.  Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flow provided by operating activities or any other measure of financial performance calculated and presented in accordance with GAAP.  Our non-GAAP financial measures may not be comparable to similarly titled measures of other companies because they may not calculate such measures in the same manner as we do.

Company Information and Use of Forward-Looking Statements

Enterprise Products Partners L.P. is one of the largest publicly traded partnerships and a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs, crude oil, refined products and petrochemicals.  Services include: natural gas gathering, treating, processing, transportation and storage; NGL transportation, fractionation, storage and marine terminals; crude oil gathering, transportation, storage and marine terminals; petrochemical and refined products transportation, storage and marine terminals; and a marine transportation business that operates on key U.S. inland and intracoastal waterway systems.  The partnership’s assets currently include more than 50,000 miles of pipelines; over 300 million barrels of storage capacity for NGLs, crude oil, petrochemicals and refined products; and 14 billion cubic feet of natural gas storage capacity.

This press release includes forward-looking statements.  Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve certain risks and uncertainties, such as the partnership’s expectations regarding future results, capital expenditures, project completions, liquidity and financial market conditions.  These risks and uncertainties include, among other things, insufficient cash from operations, adverse market conditions, governmental regulations and other factors discussed in Enterprise’s filings with the U.S. Securities and Exchange Commission.  If any of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected.  The partnership disclaims any intention or obligation to update publicly or reverse such statements, whether as a result of new information, future events or otherwise.

Contacts:  Randy Burkhalter, Vice President, Investor Relations, (713) 381-6812
Rick Rainey, Vice President, Media Relations, (713) 381-3635

Enterprise Products Partners L.P.	Exhibit A
Condensed Statements of Consolidated Operations – UNAUDITED
($ in millions, except per unit amounts)
	For the Three Months Ended December 31,		For the Year Ended December 31,
	2023	2022	2023	2022
Revenues	$14,622	$13,650	$49,715	$58,186
Costs and expenses:
Operating costs and expenses	12,757	11,952	43,017	51,502
General and administrative costs	59	62	231	241
Total costs and expenses	12,816	12,014	43,248	51,743
Equity in income of unconsolidated affiliates	115	129	462	464
Operating income	1,921	1,765	6,929	6,907
Other income (expense):
Interest expense	(325)	(307)	(1,269)	(1,244)
Other, net	5	22	41	34
Total other expense, net	(320)	(285)	(1,228)	(1,210)
Income before income taxes	1,601	1,480	5,701	5,697
Benefit from (provision for) income taxes	1	(28)	(44)	(82)
Net income	1,602	1,452	5,657	5,615
Net income attributable to noncontrolling interests	(34)	(32)	(125)	(125)
Net income attributable to preferred units	–	–	(3)	(3)
Net income attributable to common unitholders	$1,568	$1,420	$5,529	$5,487
Per common unit data (fully diluted):
Earnings per common unit	$0.72	$0.65	$2.52	$2.50
Average common units outstanding (in millions)	2,192	2,194	2,194	2,199

Supplemental financial data:
Net cash flow provided by operating activities	$2,366	$2,725	$7,569	$8,039
Cash flows used in investing activities	$977	$645	$3,197	$4,954
Cash flows used in financing activities	$1,383	$2,129	$4,258	$5,844
Total debt principal outstanding at end of period	$29,021	$28,566	$29,021	$28,566

Non-GAAP Distributable Cash Flow (1)	$2,059	$2,028	$7,601	$7,751
Non-GAAP Operational Distributable Cash Flow (1)	$2,024	$1,926	$7,538	$7,629
Non-GAAP Adjusted EBITDA (2)	$2,499	$2,376	$9,318	$9,309
Non-GAAP Adjusted Cash flow from operations (3)	$2,215	$2,097	$8,124	$8,093
Non-GAAP Free Cash Flow (4)	$1,369	$2,035	$4,256	$2,929
Non-GAAP Adjusted Free Cash Flow (4)	$1,218	$1,407	$4,811	$2,983
Gross operating margin by segment:
NGL Pipelines & Services	$1,380	$1,294	$4,898	$5,142
Crude Oil Pipelines & Services	456	418	1,707	1,655
Natural Gas Pipelines & Services	286	315	1,077	1,042
Petrochemical & Refined Products Services	439	339	1,694	1,517
Total segment gross operating margin (5)	2,561	2,366	9,376	9,356
Net adjustment for shipper make-up rights (6)	(13)	2	19	(47)
Non-GAAP total gross operating margin (7)	$2,548	$2,368	$9,395	$9,309

(1)	See Exhibit F for reconciliation to GAAP net cash flow provided by operating activities.
(2)	See Exhibit G for reconciliation to GAAP net cash flow provided by operating activities.
(3)	See Exhibit E for reconciliation to GAAP net cash flow provided by operating activities.
(4)	See Exhibit D for reconciliation to GAAP net cash flow provided by operating activities.
(5)
Within the context of this table, total segment gross operating margin represents a subtotal and corresponds to measures similarly titled within the financial statement footnotes provided in our quarterly and annual filings with the U.S. Securities and Exchange Commission (“SEC”).

(6)
Gross operating margin by segment for NGL Pipelines & Services and Crude Oil Pipelines & Services reflects adjustments for non-refundable deferred transportation revenues relating to the make-up rights of committed shippers on certain major pipeline projects.  These adjustments are included in managements’ evaluation of segment results.  However, these adjustments are excluded from non-GAAP total gross operating margin in compliance with guidance from the SEC.

(7)	See Exhibit H for reconciliation to GAAP total operating income.

Enterprise Products Partners L.P.	Exhibit B
Selected Operating Data – UNAUDITED

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2023	2022	2023	2022
Selected operating data: (1)
NGL Pipelines & Services, net:
NGL pipeline transportation volumes (MBPD)	4,258	3,867	4,040	3,703
NGL marine terminal volumes (MBPD)	922	751	821	723
NGL fractionation volumes (MBPD)	1,598	1,336	1,556	1,339
Equity NGL-equivalent production volumes (MBPD) (2)	185	173	175	182
Fee-based natural gas processing volumes (MMcf/d) (3,4)	6,237	5,445	5,848	5,182
Crude Oil Pipelines & Services, net:
Crude oil pipeline transportation volumes (MBPD)	2,610	2,278	2,461	2,222
Crude oil marine terminal volumes (MBPD)	1,000	756	913	788
Natural Gas Pipelines & Services, net:
Natural gas pipeline transportation volumes (BBtus/d) (5)	18,723	17,605	18,365	17,107
Petrochemical & Refined Products Services, net:
Propylene production volumes (MBPD)	102	89	101	101
Butane isomerization volumes (MBPD)	117	105	112	108
Standalone DIB processing volumes (MBPD)	191	157	176	159
Octane enhancement and related plant sales volumes (MBPD) (6)	40	38	36	39
Pipeline transportation volumes, primarily refined products and petrochemicals (MBPD)	899	740	836	747
Refined products and petrochemicals marine terminal volumes (MBPD) (7)	352	215	320	202
Total, net:
NGL, crude oil, petrochemical and refined products pipeline transportation volumes (MBPD)	7,767	6,885	7,337	6,672
Natural gas pipeline transportation volumes (BBtus/d)	18,723	17,605	18,365	17,107
Equivalent pipeline transportation volumes (MBPD) (8)	12,694	11,518	12,170	11,174
NGL, crude oil, refined products and petrochemical marine terminal volumes (MBPD)	2,274	1,722	2,054	1,713

(1)
Operating rates are reported on a net basis, which take into account our ownership interests in certain joint ventures and include volumes for newly constructed assets from the related in-service dates and for recently purchased assets from the related acquisition dates.

(2)
Primarily represents the NGL and condensate volumes we earn and take title to in connection with our processing activities.  The total equity NGL-equivalent production volumes also include residue natural gas volumes from our natural gas processing business.

(3)	Volumes reported correspond to the revenue streams earned by our gas plants. “MMcf/d” means million cubic feet per day.
(4)	Fee-based natural gas processing volumes are measured at either the wellhead or plant inlet in MMcf/d.
(5)	“BBtus/d” means billion British thermal units per day.
(6)
Reflects aggregate sales volumes for our octane enhancement and isobutane dehydrogenation (“iBDH”) facilities located at our Chambers County complex and our high-purity isobutylene production facility located adjacent to the Houston Ship Channel.

(7)	In addition to exports of refined products, these amounts include loading volumes at our ethylene export terminal.
(8)
Represents total NGL, crude oil, refined products and petrochemical transportation volumes plus equivalent energy volumes where 3.8 million British thermal units (“MMBtus”) of natural gas transportation volumes are equivalent to one barrel of NGLs transported.

Enterprise Products Partners L.P.	Exhibit C
Selected Commodity Price Information – UNAUDITED

							Polymer	Refinery
	Natural			Normal		Natural	Grade	Grade
	Gas,	Ethane,	Propane,	Butane,	Isobutane,	Gasoline,	Propylene,	Propylene,
	$/MMBtu (1)	$/gallon (2)	$/gallon (2)	$/gallon (2)	$/gallon (2)	$/gallon (2)	$/pound (3)	$/pound (3)
2022 by quarter:
First Quarter	$4.96	$0.40	$1.30	$1.59	$1.60	$2.21	$0.63	$0.39
Second Quarter	$7.17	$0.59	$1.24	$1.50	$1.68	$2.17	$0.61	$0.40
Third Quarter	$8.20	$0.55	$1.08	$1.19	$1.44	$1.72	$0.47	$0.28
Fourth Quarter	$6.26	$0.39	$0.79	$0.97	$1.03	$1.54	$0.32	$0.18
2022 Averages	$6.65	$0.48	$1.10	$1.31	$1.44	$1.91	$0.51	$0.31

2023 by quarter:
First Quarter	$3.44	$0.25	$0.82	$1.11	$1.16	$1.62	$0.50	$0.22
Second Quarter	$2.09	$0.21	$0.67	$0.78	$0.84	$1.44	$0.40	$0.21
Third Quarter	$2.54	$0.30	$0.68	$0.83	$0.94	$1.55	$0.36	$0.15
Fourth Quarter	$2.88	$0.23	$0.67	$0.91	$1.07	$1.48	$0.46	$0.17
2023 Averages	$2.74	$0.25	$0.71	$0.91	$1.00	$1.52	$0.43	$0.19

(1)	Natural gas prices are based on Henry-Hub Inside FERC commercial index prices as reported by Platts, which is a division of S&P Global, Inc.
(2)
NGL prices for ethane, propane, normal butane, isobutane and natural gasoline are based on Mont Belvieu Non-TET commercial index prices as reported by Oil Price Information Service, which is a division of Dow Jones.

(3)
Polymer grade propylene prices represent average contract pricing for such product as reported by IHS Markit ("IHS”), which is a division of S&P Global, Inc.  Refinery grade propylene prices represent weighted-average spot prices for such product as reported by IHS.

	WTI	Midland	Houston	LLS
	Crude Oil,	Crude Oil,	Crude Oil	Crude Oil,
	$/barrel (1)	$/barrel (2)	$/barrel (2)	$/barrel (3)
2022 by quarter:
First Quarter	$94.29	$96.43	$96.77	$96.77
Second Quarter	$108.41	$109.66	$109.96	$110.17
Third Quarter	$91.56	$93.41	$93.77	$94.17
Fourth Quarter	$82.64	$83.97	$84.33	$85.50
2022 Averages	$94.23	$95.87	$96.21	$96.65

2023 by quarter:
First Quarter	$76.13	$77.50	$77.74	$79.00
Second Quarter	$73.78	$74.48	$74.68	$75.87
Third Quarter	$82.26	$83.85	$84.02	$84.72
Fourth Quarter	$78.32	$79.62	$79.89	$80.93
2023 Averages	$77.62	$78.86	$79.08	$80.13

(1)	West Texas Intermediate (“WTI”) prices are based on commercial index prices at Cushing, Oklahoma as measured by the NYMEX.
(2)	Midland and Houston crude oil prices are based on commercial index prices as reported by Argus.
(3)	Light Louisiana Sweet (“LLS”) prices are based on commercial index prices as reported by Platts.

The weighted-average indicative market price for NGLs (based on prices for such products at Mont Belvieu, Texas, which is the primary industry hub for domestic NGL production) was $0.57 per gallon during the fourth quarter of 2023 versus $0.69 per gallon during the fourth quarter of 2022.  Fluctuations in our consolidated revenues and cost of sales amounts are explained in large part by changes in energy commodity prices.  An increase in our consolidated marketing revenues due to higher energy commodity sales prices may not result in an increase in gross operating margin or cash available for distribution, since our consolidated cost of sales amounts would also be expected to increase due to comparable increases in the purchase prices of the underlying energy commodities.  The same type of relationship would be true in the case of lower energy commodity sales prices and purchase costs.

Enterprise Products Partners L.P.	Exhibit D
Free Cash Flow and Adjusted Free Cash Flow – UNAUDITED
($ in millions)
	For the Three Months Ended December 31,		For the Year Ended December 31,
	2023	2022	2023	2022
Free Cash Flow (“FCF”) and Adjusted FCF
Net cash flow provided by operating activities (GAAP)	$2,366	$2,725	$7,569	$8,039
Adjustments to reconcile net cash flow provided by operating activities to FCF and Adjusted FCF (addition or subtraction indicated by sign):
Cash used in investing activities	(977)	(645)	(3,197)	(4,954)
Cash contributions from noncontrolling interests	19	3	44	7
Cash distributions paid to noncontrolling interests	(39)	(48)	(160)	(163)
FCF (non-GAAP)	$1,369	$2,035	$4,256	$2,929
Net effect of changes in operating accounts, as applicable	(151)	(628)	555	54
Adjusted FCF (non-GAAP)	$1,218	$1,407	$4,811	$2,983

FCF is a non-GAAP measure of how much cash a business generates after accounting for capital expenditures such as plants or pipelines.  Additionally, Adjusted FCF is a non-GAAP measure of how much cash a business generates, excluding the net effect of changes in operating accounts, after accounting for capital expenditures.  We believe that FCF is important to traditional investors since it reflects the amount of cash available for reducing debt, investing in additional capital projects and/or paying distributions.  We believe that Adjusted FCF is also important to traditional investors for the same reasons as FCF, without regard for fluctuations caused by timing of when amounts earned or incurred were collected, received or paid from period to period. Since we partner with other companies to fund certain capital projects of our consolidated subsidiaries, our determination of FCF and Adjusted FCF appropriately reflect the amount of cash contributed from and distributed to noncontrolling interests.

Enterprise Products Partners L.P.	Exhibit E
Adjusted Cash flow from operations – UNAUDITED
($ in millions)
	For the Three Months Ended December 31,		For the Year Ended December 31,
	2023	2022	2023	2022
Adjusted Cash flow from operations (“Adjusted CFFO”)
Net cash flow provided by operating activities (GAAP)	$2,366	$2,725	$7,569	$8,039
Adjustments to reconcile net cash flow provided by operating activities to Adjusted Cash flow from operations (addition or subtraction indicated by sign):
Net effect of changes in operating accounts, as applicable	(151)	(628)	555	54
Adjusted CFFO (non-GAAP)	$2,215	$2,097	$8,124	$8,093

Adjusted CFFO is a non-GAAP measure that represents net cash flow provided by operating activities before the net effect of changes in operating accounts. We believe that it is important to consider this non-GAAP measure as it can often be a better way to measure the amount of cash generated from our operations that can be used to fund our capital investments or return value to our investors through cash distributions and buybacks, without regard for fluctuations caused by timing of when amounts earned or incurred were collected, received or paid from period to period.

Enterprise Products Partners L.P.	Exhibit F
Distributable Cash Flow and Operational Distributable Cash Flow – UNAUDITED
($ in millions)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2023	2022	2023	2022
Distributable Cash Flow (“DCF”) and Operational DCF
Net income attributable to common unitholders (GAAP)	$1,568	$1,420	$5,529	$5,487
Adjustments to net income attributable to common unitholders to derive DCF (addition or subtraction indicated by sign):
Depreciation, amortization and accretion expenses	601	570	2,343	2,245
Cash distributions received from unconsolidated affiliates	121	133	488	544
Equity in income of unconsolidated affiliates	(115)	(129)	(462)	(464)
Asset impairment charges	4	5	32	53
Change in fair market value of derivative instruments	(15)	32	33	78
Deferred income tax expense	7	36	12	60
Sustaining capital expenditures (1)	(129)	(138)	(413)	(372)
Other, net	(18)	(3)	(24)	(2)
Operational DCF (non-GAAP)	2,024	1,926	7,538	7,629
Proceeds from asset sales and other matters	35	102	42	122
Monetization of interest rate derivative instruments accounted for as cash flow hedges	–	–	21	–
DCF (non-GAAP)	$2,059	$2,028	$7,601	$7,751
Adjustments to reconcile DCF with net cash flow provided by operating activities (addition or subtraction indicated by sign):
Net effect of changes in operating accounts, as applicable	151	628	(555)	(54)
Sustaining capital expenditures	129	138	413	372
Other, net	27	(69)	110	(30)
Net cash flow provided by operating activities (GAAP)	$2,366	$2,725	$7,569	$8,039

(1)
Sustaining capital expenditures are capital expenditures (as defined by GAAP) resulting from improvements to and major renewals of existing assets.  Such expenditures serve to maintain existing operations but do not generate additional revenues.

DCF is an important non-GAAP liquidity measure for our common unitholders since it serves as an indicator of our success in providing a cash return on investment.  Specifically, this liquidity measure indicates to investors whether or not we are generating cash flows at a level that can sustain or support an increase in our quarterly cash distributions.  DCF is also a quantitative standard used by the investment community with respect to publicly traded partnerships because the value of a partnership unit is, in part, measured by its yield, which is based on the amount of cash distributions a partnership can pay to a common unitholder.

Operational DCF, which is defined as DCF excluding the impact of proceeds from asset sales and other matters and monetization of interest rate derivative instruments accounted for as cash flow hedges, is a supplemental non-GAAP liquidity measure that quantifies the portion of cash available for distribution to common unitholders that was generated from our normal operations.  We believe that it is important to consider this non-GAAP measure as it provides an enhanced perspective of our assets’ ability to generate cash flows without regard for certain items that do not reflect our core operations.

The GAAP measure most directly comparable to DCF and Operational DCF is net cash flow provided by operating activities.

Enterprise Products Partners L.P.	Exhibit G
Adjusted EBITDA - UNAUDITED
($ in millions)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2023	2022	2023	2022
Net income (GAAP)	$1,602	$1,452	$5,657	$5,615
Adjustments to net income to derive Adjusted EBITDA (addition or subtraction indicated by sign):
Depreciation, amortization and accretion in costs and expenses (1)	584	550	2,267	2,156
Interest expense, including related amortization	325	307	1,269	1,244
Cash distributions received from unconsolidated affiliates	121	133	488	544
Equity in income of unconsolidated affiliates	(115)	(129)	(462)	(464)
Asset impairment charges	4	5	32	53
Provision for (benefit from) income taxes	(1)	28	44	82
Change in fair market value of commodity derivative instruments	(15)	32	33	78
Other, net	(6)	(2)	(10)	1
Adjusted EBITDA (non-GAAP)	2,499	2,376	9,318	9,309
Adjustments to reconcile Adjusted EBITDA to net cash flow provided by operating activities (addition or subtraction indicated by sign):
Interest expense, including related amortization	(325)	(307)	(1,269)	(1,244)
Deferred income tax expense	7	36	12	60
Benefit from (provision for) income taxes	1	(28)	(44)	(82)
Net effect of changes in operating accounts, as applicable	151	628	(555)	(54)
Other, net	33	20	107	50
Net cash flow provided by operating activities (GAAP)	$2,366	$2,725	$7,569	$8,039

(1)	Excludes amortization of major maintenance costs for reaction-based plants, which are a component of Adjusted EBITDA.

Adjusted EBITDA is commonly used as a supplemental financial measure by our management and external users of our financial statements, such as investors, commercial banks, research analysts and rating agencies, to assess the financial performance of our assets without regard to financing methods, capital structures or historical cost basis; the ability of our assets to generate cash sufficient to pay interest and support our indebtedness; and the viability of projects and the overall rates of return on alternative investment opportunities.

Since Adjusted EBITDA excludes some, but not all, items that affect net income or loss and because these measures may vary among other companies, the Adjusted EBITDA data presented in this press release may not be comparable to similarly titled measures of other companies.  The GAAP measure most directly comparable to Adjusted EBITDA is net cash flow provided by operating activities.

Enterprise Products Partners L.P.	Exhibit H
Gross Operating Margin – UNAUDITED
($ in millions)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2023	2022	2023	2022
Total gross operating margin (non-GAAP)	$2,548	$2,368	$9,395	$9,309
Adjustments to reconcile total gross operating margin to total operating income (addition or subtraction indicated by sign):
Depreciation, amortization and accretion expense in operating costs and expenses (1)	(571)	(538)	(2,215)	(2,107)
Asset impairment charges in operating costs and expenses	(3)	(5)	(30)	(53)
Net gains (losses) attributable to asset sales and related matters in operating costs and expenses	6	2	10	(1)
General and administrative costs	(59)	(62)	(231)	(241)
Total operating income (GAAP)	$1,921	$1,765	$6,929	$6,907

(1)	Excludes amortization of major maintenance costs for reaction-based plants, which are a component of gross operating margin.

We evaluate segment performance based on our financial measure of gross operating margin.  Gross operating margin is an important performance measure of the core profitability of our operations and forms the basis of our internal financial reporting.  We believe that investors benefit from having access to the same financial measures that our management uses in evaluating segment results.

The term “total gross operating margin” represents GAAP operating income exclusive of (i) depreciation, amortization and accretion expenses (excluding amortization of major maintenance costs for reaction-based plants), (ii) impairment charges, (iii) gains and losses attributable to asset sales and related matters, and (iv) general and administrative costs.  Total gross operating margin includes equity in the earnings of unconsolidated affiliates, but is exclusive of other income and expense transactions, income taxes, the cumulative effect of changes in accounting principles and extraordinary charges.  Total gross operating margin is presented on a 100 percent basis before any allocation of earnings to noncontrolling interests.  The GAAP financial measure most directly comparable to total gross operating margin is operating income.

Total gross operating margin excludes amounts attributable to shipper make-up rights as described in footnote (6) to Exhibit A of this press release.

Enterprise Products Partners L.P.	Exhibit I
Other Information – UNAUDITED
($ in millions)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2023	2022	2023	2022
Capital investments:
Capital expenditures	$1,012	$761	$3,266	$1,964
Cash used for business combinations, net of cash received	–	–	–	3,204
Investments in unconsolidated affiliates	–	–	2	1
Other investing activities	5	2	13	5
Total capital investments	$1,017	$763	$3,281	$5,174

The following table summarizes the non-cash mark-to-market gains (losses) for the periods indicated:

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2023	2022	2023	2022
Mark-to-market gains (losses) in gross operating margin:
NGL Pipelines & Services	$(3)	$(40)	$(25)	$(52)
Crude Oil Pipelines & Services	22	8	(5)	(30)
Natural Gas Pipelines & Services	1	(1)	(1)	(3)
Petrochemical & Refined Products Services	(5)	1	(2)	7
Total mark-to-market impact on gross operating margin	$15	$(32)	$(33)	$(78)